                                  Exhibit 11.1

                         ELECTRONIC HAIR STYLING, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)


                                                        Three Months Ended               Nine Months Ended
                                                           September 30,                   September 30,
                                                     ---------------------------    -----------------------------
                                                         1996         1995              1996              1995
                                                         ----         ----              ----              ----

Net Income (Loss)                                    $    610      $   (287)         $     544         $  (518)

Dividends on Series B Preferred Stock                    (100)            -               (133)           -
                                                         ----                             ----

Net Income (Loss) Available to
 Common Shareholders                                 $    510      $   (287)         $     411         $  (518)
                                                     ========      ========          =========         =======

Weighted Average Shares Outstanding                     5,570         2,961              4,208           2,961

Incremental Shares from the Exercise
 of Warrants and Options (1)                              296           465                423             465

Shares Issued Upon the Conversion of
 Series A Preferred Stock                                 660           660                660             660
                                                          ---           ---                ---             ---

Total Weighted Average Common and Common
 Equivalent Shares Outstanding                          6,526         4,086              5,291           4,086
                                                        -----         -----              -----           -----

Net Income (Loss) per Share                          $   .08        $  (.07)          $    .08       $    (.13)
                                                     =======        =======           ========       =========




(1) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year of an initial public offering are to be included in the calculation of weighted average common and common stock equivalent shares outstanding for all periods presented using the treasury stock method, even though they are anti-dilutive in loss periods.

(2) Fully diluted earnings per share is not presented since it is anti-dilutive.


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